OLED PATENT LICENSE AGREEMENT

     THIS OLED PATENT LICENSE AGREEMENT (this “Agreement”) is entered into effective as of April 19, 2005 (the “Effective Date”), by and between Samsung SDI Co., Ltd. (“Samsung SDI”), an entity incorporated under the laws of the Republic of Korea and having a place of business at 575 Shin-dong, Paldal-ku, Suwon, Kyungki-do 442-391, Korea, and Universal Display Corporation (“Universal Display”), an entity incorporated under the laws of the Commonwealth of Pennsylvania, U.S.A. and having a place of business at 375 Phillips Boulevard, Ewing, New Jersey 08618, U.S.A.

BACKGROUND

     WHEREAS, Universal Display has rights in certain patents concerning Organic Light Emitting Devices; and

     WHEREAS, Samsung SDI desires to obtain license rights to practice under these patents on the terms and conditions set forth herein.

     NOW, THEREFORE, intending to be legally bound, Samsung SDI and Universal Display agree as follows:

AGREEMENT

Article 1 Definitions

     In addition to other terms defined elsewhere herein, the following terms shall have their corresponding meanings when used this Agreement.

1.1 “Affiliate” means a corporation, partnership, trust or other entity that directly or indirectly (through one or more intermediates) controls, is controlled by or is under common control with the party in question. For such purposes, “control,” “controlled by” and “under common control with” shall mean the ability to make, or participate meaningfully in the making of, business decisions on behalf of the relevant entity and/or such party, as applicable. “Control” shall be presumed where the party in question owns fifty percent (50%) or more of the voting or other similar interests in the relevant entity.

1.2 “Licensed Product” means an OLED Display Module made using a Permitted Process, or any product or part thereof that incorporates such an OLED Display Module, which OLED Display Module (a) is covered, in whole or in part, by any Valid Claim(s) of a Universal Display Patent; and/or (b) is manufactured using a process that is covered, in whole or in part, by any Valid Claim(s) of a Universal Display Patent.

1.3 “Net Sales Revenue”

1.3.1 For Licensed Products sold to third parties for solely cash consideration, “Net Sales Revenue” means gross amounts invoiced or received, whichever occurs sooner, on account of sales of such Licensed Products (the “Gross Invoice Price”), less:

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(a) applicable sales taxes, excise taxes, customs duties paid, absorbed or otherwise imposed, and other similar taxes, but in each case only to the extent actually collected and remitted to the appropriate taxing authorities;

(b) shipping and transportation charges to the extent separately itemized on the customer invoice and actually paid to third-party carriers;

(c) insurance costs to the extent separately itemized on the customer invoice and actually paid or accrued for such purpose;

(d) [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

(e) refunds or credits actually given to third parties for returned or defective Licensed Products;

(f) amounts actually paid or credited on account of retroactive volume discounts or price adjustments, but only to the extent reasonable and customary for products of such nature; and

1.3.2 For Licensed Products sold to third parties for other than solely cash consideration, and for Licensed Products otherwise disposed of or used as consumable goods, “Net Sales Revenue” means the standard or list selling price at which Licensed Products of similar kind and quantity are being offered for sale to non-Affiliated third parties at such time, or if no such selling price is available, the fair market value of such Licensed Products.

1.3.3 For a Licensed Product that incorporates one or more OLED Display Modules, “Net Sales Revenue” would include only that portion of the amount specified in subsection 1.3.1 or 1.3.2 above which is fairly attributable to the OLED Display Module(s) incorporated in such Licensed Product. If sufficient information is available, such portion shall be calculated by multiplying the Gross Invoice Price or the standard or list selling price of the Licensed Product by the “Module Share Ratio.” If appropriate data is available, the “Module Share Ratio” shall equal the fraction A/B, where A is the standard or list selling price at which OLED Display Module(s) of similar kind and quantity are separately being offered for sale by Samsung SDI or the relevant Permitted Sublicensee at that time, and B is the standard or list selling price at which the entire Licensed Product is being offered for sale by Samsung SDI or the relevant Permitted Sublicensee at that time. Otherwise, the “Module Share Ratio” shall equal the fraction C/D, where C is the fully-loaded production cost for the OLED Display Module(s) incorporated in such Licensed Product and D is the fully-loaded production cost for the entire Licensed Product, with the fully-loaded production cost in each case being determined in accordance with Exhibit C hereto and such recognized accounting principles as are fairly and consistently applied by Samsung SDI or the relevant Permitted Sublicensee in the general course of its business.

1.3.4 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

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1.3.5 If either party presents reasonable evidence that the amount calculated as set forth above does not fairly reflect the value of the applicable Licensed Product (such as evidence that the industry-wide average sales price of substantially similar products differs significantly from the price calculated herein), the parties shall in good faith negotiate a more equitable method of calculating Net Sales Revenue with respect to such Licensed Product.

1.4 “OLED” or “Organic Light Emitting Device” means a device consisting of two electrodes, at least one of which is transparent, together with one or more chemical substances deposited between these two electrodes, at least one of which is an organic or organometallic material, which device emits light when a voltage is applied across the electrodes.

1.5 “OLED Display Module” means a device designed for use in flat panel display applications (which expressly exclude lighting applications), which device consists of (a) an OLED, a Rigid Glass Substrate supporting the OLED, an active matrix backplane, encapsulation components and such filters, polarizers and other display optics as may be used to enhance or modify the color, contrast or other visual properties of the device (collectively, an “Active Matrix OLED Panel”); and (b) [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

1.6 “Permitted Processes” means [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

1.7 “Permitted Sublicensees” means, unless otherwise separately agreed by the parties in writing, entities in which Samsung SDI has an ownership or other similar controlling interest of [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. Such entities shall be Permitted Sublicensees only for so long as they continue to satisfy the foregoing requirements.

1.8 “Phosphorescent Material” means an organometallic or other organic material that, when used in the emissive layer of an OLED, emits radiation from a triplet excited state or enhances the emission of radiation through phosphorescent sensitization.

1.9 “Rigid Glass Substrate” means a silicate-containing inorganic material of sufficient thickness to support an OLED, which material fractures or substantially and irreversibly deforms upon being bent to a radius of curvature of 50 cm or less, and which material expressly excludes, without limitation, plastic or metal foil.

1.10 “Universal Display Patents” means all patents, the design patents and the utility models (a) issued/registered in the world as of the Effective Date; or (b) issued/registered during the Term of this Agreement from the patent applications filed before or during the Term of this Agreement pursuant to Section 2.2 below, which Universal Display owns (it being understood that any ownership transfer of such patents shall be subject to the license rights granted to Samsung SDI hereunder), or has the right to license from third parties such as Princeton University, the University of Southern California (“USC”) and Motorola, Inc. (“Motorola”) subject to Section 2.5 during the Term of this Agreement, including, but not limited to, the issued/registered patents in Exhibit A.

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1.11 “Valid Claim” means a claim of an issued/registered and unexpired patent, which claim has not been finally held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction.

Article 2 License Rights

2.1 Grant of License to Samsung SDI. Subject to the remaining provisions of this Article 2, Universal Display hereby grants to Samsung SDI a worldwide, royalty-bearing, non-exclusive and non-transferable (except in connection with a permitted transfer of this Agreement as a whole) license under the Universal Display Patents, solely to manufacture, have manufactured by its Permitted Sublicensees, sell, offer for sale, use and import Licensed Products. Samsung SDI shall be permitted to grant sublicenses of the foregoing license rights solely to its Permitted Sublicensees, provided that (a) each such sublicense shall be pursuant to a written agreement between Samsung SDI and the Permitted Sublicensee, which written agreement shall obligate the Permitted Sublicensee to abide by the scope of license and other provisions of this Agreement that are applicable to Permitted Sublicensees; (b) in addition to its other rights or remedies hereunder, Universal Display shall be expressly identified in the written sublicense agreement as a third-party beneficiary thereof, entitled to enforce the scope of license and other applicable provisions of this Agreement directly against the Permitted Sublicensee; (c) Samsung SDI shall identify the name and business address of each such Permitted Sublicensee to Universal Display in writing promptly following its entry into a written sublicense agreement with the Permitted Sublicensee; and (d) Samsung SDI shall use its best efforts to cause each Permitted Sublicensee abide by the scope of license and other applicable provisions of this Agreement.

2.2 License Rights to Future Patents. To the extent it has the right to do so, Samsung SDI’s license rights under Section 2.1 above will be expanded to include additional patents owned by or licensed to Universal Display that are issued during the Term, to the extent such patents would cover Samsung SDI’s manufacture or sale of OLED Display Modules through Permitted Processes as contemplated hereunder, but excluding any such patents acquired by Universal Display through a merger, asset acquisition or other similar transaction unless separately agreed in writing. Universal Display shall periodically update Exhibit A to include any such additional patents that are issued.

2.3 No Right to Make OLED Materials. Except as may otherwise be expressly agreed to by the parties in writing, nothing in this Agreement shall be construed as authorizing or otherwise permitting Samsung SDI or its Permitted Sublicensees, or any third parties claiming through them, to practice under any Universal Display Patents for purposes of manufacturing Phosphorescent Materials or other OLED materials, or having Phosphorescent Materials or other OLED materials manufactured for them or on their behalf.

2.4 No Right to Make OLED Manufacturing Equipment. Except as may otherwise be expressly agreed to by the parties in writing, nothing in this Agreement shall be construed as authorizing or otherwise permitting Samsung SDI or its Permitted Sublicensees, or any third parties claiming through them, to practice under any Universal Display Patents for purposes of manufacturing equipment or machinery used to produce an OLED, whether through Permitted Processes or otherwise.

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2.5 Acknowledgement of Derivative Rights and Covenant to Samsung SDI. Samsung SDI acknowledges that certain of the Universal Display Patents are licensed by Universal Display from Princeton University, the University of Southern California (“USC”) and Motorola, Inc. (“Motorola”), and, therefore, that Samsung SDI’s license rights under this Agreement with respect to such Universal Display Patents are subject to the reserved rights of and obligations to such third parties under their license agreements with Universal Display. Samsung SDI further acknowledges that the U.S. Government has certain reserved rights with respect to those Universal Display Patents claiming inventions that were first conceived or reduced to practice under contracts between the U.S. Government and Universal Display or its licensors. Universal Display hereby covenants to Samsung SDI that: (a) Universal Display shall comply in all material respects with the terms of its license agreements with such third-party licensors and its contracts with or awards from the U.S. Government as in either case are relevant to Samsung SDI’s exercise of license rights granted by Universal Display hereunder; and (b) no additional consideration shall be owed by Samsung SDI to such third-party licensors or the U.S. Government on account of Samsung SDI’s practice under the Universal Display Patents as contemplated hereunder. Nothing herein shall be construed as limiting or restricting the reserved rights of or obligations to Universal Display’s third-party licensors or the U.S. Government with respect to such Universal Display Patents. Universal Display has provided Samsung SDI with copies (which have been reasonably redacted by Universal Display to avoid disclosing confidential information not relevant to this Agreement) of such of Universal Display’s agreements with such third party licensors and of the applicable portions its relevant contracts with or awards from the U.S. Government.

2.6 Patents on Samsung SDI Improvements. Samsung SDI hereby covenants not to assert or assist third-parties in asserting, and Samsung SDI shall ensure that its Permitted Sublicensees do not to assert or assist third-parties in asserting, any of its or their patents claiming improvements, modifications or enhancements to the inventions described in the Universal Display Patents (“Samsung SDI Improvements”) against Universal Display or its Affiliates [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. Samsung SDI shall, and shall cause its Permitted Sublicensees to, condition each assignment or exclusive license of any patent claiming a Samsung SDI Improvement on the assignee or licensee agreeing to covenant the same to Universal Display in writing.

2.7 Reservation of Rights. Except for the license rights expressly granted to Samsung SDI under this Article 2, all rights to practice under the Universal Display Patents are reserved unto Universal Display and its licensors. Except for the express covenants of Samsung SDI and its Permitted Sublicensees under this Article 2, all rights to practice under any patents claiming Samsung SDI Improvements are reserved unto Samsung SDI and its Permitted Sublicensees. No implied rights or licenses to practice under any patents or to utilize any unpatented inventions, know-how or technical information of either party are granted to the other party hereunder.

Article 3 Patent Matters

3.1 Patent Validity. To the extent permitted by law, Samsung SDI shall not, and shall ensure that its Permitted Sublicensees do not, challenge or assist others in challenging the validity or enforceability of any of the Universal Display Patents or their counterpart foreign patent applications. Should Samsung SDI or any of its Permitted Sublicensees so challenge or assist others in challenging any of the Universal Display Patents, Samsung SDI shall reimburse Universal Display for all attorneys’ fees, costs and out-of-pocket expenses incurred by Universal Display in resisting or opposing such challenge in the event the challenge is fully or substantially unsuccessful. The foregoing shall be in addition to, and not in lieu of, any other remedies that may be available, at law or equity, including an action for the recovery of damages.

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Article 4 Consideration

4.1 License Fees. In partial consideration of the license rights granted by Universal Display hereunder, Samsung SDI shall pay to Universal Display the license fees specified in Exhibit B hereto. Said license fees are due and payable on the date(s) specified in Exhibit B hereto. Except as may otherwise be specified in Exhibit B hereto, all license fees shall be non-refundable and shall be in addition to any royalties payable hereunder.

4.2 Running Royalties. In further consideration of the license rights granted by Universal Display hereunder, Samsung SDI shall pay to Universal Display running royalties at the rates specified in Exhibit B hereto on account of Net Sales Revenues from Samsung SDI’s or its Permitted Sublicensees’ sales of Licensed Products, or their other disposition or usage of Licensed Products as consumable goods, as set forth in subsections 4.2.1 and 4.2.2 below. No multiple royalties shall be due because any Licensed Product, or its manufacture, sale or other disposition or use, is or may be covered by more than one Universal Display Patent licensed to Samsung SDI hereunder.

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

4.2.3 Acknowledgement. Both parties acknowledge and agree that the royalty rates and the methods by which they are to be calculated and paid have been determined through arms length negotiations between the parties and that such rates and methods are reasonable and appropriate notwithstanding whether and to what extent any of the Universal Display Patents have been issued or have expired in any particular country in which Licensed Products are made, sold or used.

4.3 Royalty Reports. Within sixty (60) days following the end of each [The confidential material contained herein has been omitted and has been separately filed with the Commission.] during the Term (and, if the Term ends in the middle of a [The confidential material contained herein has been omitted and has been separately filed with the Commission.], within sixty (60) days following the end of the Term), Samsung SDI shall submit to Universal Display a written report, in English, that includes the following information (each, a “Royalty Report”): (a) a description of all Licensed Products sold or otherwise disposed of or used as consumable goods during such [The confidential material contained herein has been omitted and has been separately filed with the Commission.] by Samsung SDI or its Permitted Sublicensees; (b) gross amounts invoiced or received on account of Samsung SDI’s or its Permitted Sublicensees’ sales or other disposition or usage of such Licensed Products; and (c) Samsung SDI’s reasonably detailed calculation of the royalties due and owing to Universal Display on account of such sales or other disposition or usage of Licensed Products. [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

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4.4 Payment of Royalties. Within sixty (60) days following the end of each [The confidential material contained herein has been omitted and has been separately filed with the Commission.] during the Term (and, if the Term ends in the middle of a [The confidential material contained herein has been omitted and has been separately filed with the Commission.], within sixty (60) days following the end of the Term), Samsung SDI shall pay directly to Universal Display the royalties due and payable with respect to Licensed Products sold or otherwise disposed of or used as consumable goods during such [The confidential material contained herein has been omitted and has been separately filed with the Commission.] by Samsung SDI or its Permitted Sublicensees.

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Article 5 Payment Terms; Audit Rights

5.1 Payments. All amounts due to Universal Display hereunder shall be paid in U.S. Dollars by wire transfer to a bank designated by Universal Display in writing, or by such other means as the parties may agree in writing. Universal Display’s current wire instructions are as follows:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Each payment shall be fully earned when due and nonrefundable once made. All payments due hereunder shall be made without set-off, deduction or credit for any amount owed (or alleged to be owed) by Universal Display to Samsung SDI or any of its Affiliates. Universal Display may require Samsung SDI to pay interest on any late payments at a per annum rate equal to the Prime Rate as published in The Wall Street Journal on the date of payment plus three percent (3%).

5.2 Payment Authorization and Withholding Taxes. Samsung SDI shall secure all authorizations required for payment of all amounts due to Universal Display hereunder. The parties shall cooperate in good faith and use their reasonable best efforts to promptly obtain an exemption from the Korean government that would eliminate the requirement for Samsung SDI to withhold taxes from any amounts payable to Universal Display hereunder. If, however, the Korean government requires that income taxes on the payments by Samsung SDI under this Agreement be withheld and remitted directly to such tax authority on behalf of Universal Display, [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

5.3 Currency Conversion and Restriction. All royalties due hereunder based on Licensed Products sold or used as consumable goods by Samsung SDI or its Permitted Sublicensees outside of the United States shall be payable in U.S. Dollars at the rate of exchange for the currency of the country in which such sales or usage occurs, which rate of exchange shall equal the exchange rate as published in The Wall Street Journal on the last business day of the [The confidential material contained herein has been omitted and has been separately filed with the Commission.] for which payment is being made. All royalties shall be paid to Universal Display without deduction of currency exchange fees or other similar amounts. If at any time the legal restrictions of a country outside of the United States prevent Samsung SDI from paying Universal Display any amounts due hereunder, Universal Display may direct Samsung SDI to make such payment to Universal Display’s account in a bank or other depository of such country.

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5.4 Records; Audit and Inspection. During the Term and for two (2) years thereafter, Samsung SDI shall keep, and shall ensure that its Permitted Sublicensees keep, such records as may be required to enable the royalties due under this Agreement during the period covered by such report to be accurately determined and verified. During the Term and for two (2) years thereafter, an independent certified public accountant selected by Universal Display and approved by Samsung SDI (such approval not to be unreasonably withheld), together with such technical support staff as such accountant reasonably deems necessary, shall have the right to audit such records and inspect such of Samsung SDI’s and/or its Permitted Sublicensees’ materials, equipment and manufacturing processes as are reasonably necessary in order to verify Samsung SDI’s payment of all royalties due hereunder. Universal Display shall give reasonable advance notice of any such audit or inspection to Samsung SDI, and such audit or inspection shall be conducted during Samsung SDI’s or the relevant Permitted Sublicensees’ normal business hours and in a manner that does not cause unreasonable disruption to the conduct of Samsung SDI’s or its Permitted Sublicensees’ business. The results of any such audit or inspection shall be deemed Confidential Information (defined below) of Samsung SDI and shall not be disclosed by Universal Display except as may be necessary for Universal Display to enforce its rights hereunder. If the audit or inspection reveals that Samsung SDI has underpaid any royalties due to Universal Display, Samsung SDI shall immediately pay to Universal Display all unpaid royalties, plus interest on the unpaid amounts from the date payment was initially due at the rate specified in Section 5.1 above. Universal Display shall be responsible for paying the fees and expenses charged by the accountant for conducting any audit or inspection hereunder; provided, however, that if the unpaid royalties exceed [The confidential material contained herein has been omitted and has been separately filed with the Commission.] of the total royalties that should have been paid by Samsung SDI during the audited period, Samsung SDI shall promptly reimburse Universal Display for the reasonable fees and expenses charged by such accountant.

Article 6 Confidentiality and Publicity

6.1 Obligations of Confidentiality and Non-Use. Each party (the “Recipient”) shall handle and maintain all Confidential Information of the other party in accordance with the following terms and conditions:

6.1.1 Recipient shall not publish, disclose or otherwise disseminate any Confidential Information of the other party, except to such of Recipient’s employees and agents who have a “need to know” it to accomplish the purposes of this Agreement, and then only if such persons previously have agreed in writing to handle and maintain such Confidential Information in accordance with the provisions of this Agreement or provisions substantially similar thereto. Disclosure or dissemination of Confidential Information of the other party to additional persons or entities requires the prior written approval of such other party.

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6.1.2 Recipient shall maintain all Confidential Information of the other party in a safe and secure place to prevent any unauthorized access to or disclosure of such Confidential Information.

6.1.3 Recipient shall not utilize, reproduce or otherwise exploit any Confidential Information of the other party, or permit or assist others to utilize, reproduce or otherwise exploit such Confidential Information, except as is reasonably necessary to accomplish the purposes of this Agreement.

6.1.4 Promptly upon learning of any unauthorized use or disclosure of any Confidential Information of the other party, Recipient shall provide the other party with written notice thereof and take such other steps as are reasonably requested by the other party in order to limit the effects of such use or disclosure and/or prevent any further unauthorized use or disclosure of such Confidential Information.

6.1.5 Promptly upon the expiration or sooner termination of this Agreement, Recipient shall return to the other party, destroy and/or delete from Recipient’s records and computer systems all Confidential Information of the other party, including any copies or portions thereof, in Recipient’s possession or control; provided, however, that Recipient may retain one copy of documents incorporating Confidential Information for archival purposes only. Within thirty (30) days following the other party’s written request, Recipient shall provide the other party with a certificate of Recipient’s compliance with the foregoing requirements.

6.2 Definition of Confidential Information. As used herein, “Confidential Information” of a party means all proprietary or confidential information, in written, oral or electronic form, relating to such party’s or its licensors’, suppliers’ or business partners’ technologies, materials, research programs, operations, pricing, relationships and/or financial or business condition that is (a) disclosed in writing and marked as “Confidential”, “Proprietary” or with similar words at the time of disclosure; or (b) orally or otherwise visually disclosed and identified as confidential or proprietary at the time of disclosure and confirmed as such in writing within thirty (30) days thereafter. Notwithstanding the foregoing, “Confidential Information” of a party shall not include any information that:

6.2.1 is approved by such party in writing for release by Recipient without restriction;

6.2.2 Recipient can demonstrate by written records was previously known to Recipient other than through a prior disclosure by such party or any third party with an obligation of confidentiality to such party;

6.2.3 is publicly known as of the date of this Agreement, or becomes public knowledge subsequent thereto, through no act or omission of Recipient or any third party receiving such information from or through Recipient;

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6.2.4 is obtained by Recipient in good faith from a third party without the violation of any obligation of confidentiality to such party by either Recipient or the third party; or

6.2.5 is independently developed by or on behalf of Recipient without the benefit of such party’s Confidential Information, as shown by competent written records.

6.3 Disclosure Required by Law. This Agreement shall not restrict Recipient from disclosing any Confidential Information of the other party to the extent required by applicable law, or by the order of any court or government agency; provided, however, that Recipient shall afford the other party prompt notice of such law or order, so that the other party may interpose an objection to such disclosure or take whatever other actions the other party deems appropriate to protect such Confidential Information, and provided further that Recipient shall use all reasonable efforts to (a) limit such disclosure to only that Confidential Information which is required to be disclosed, and (b) ensure that the person or entity to whom such Confidential Information is disclosed agrees to keep it confidential.

6.4 Responsibility for Personnel. Recipient shall be responsible for the acts or omissions of any persons or entities receiving Confidential Information of the other party from or through Recipient to the extent such acts or omissions, if performed or not performed by Recipient, would constitute violations of this Agreement by Recipient.

6.5 Universal Display’s Licensors. Notwithstanding the foregoing, Universal Display shall have the right to provide an unredacted copy of this Agreement, along with copies of all Royalty Reports, to each of Princeton University, USC and Motorola; provided that in such case Universal Display shall cause such third-party licensors to have first agreed in writing to handle and maintain such items in accordance with the provisions of this Article 6, or provisions substantially similar thereto.

6.6 Confidentiality of this Agreement. The terms of this Agreement shall be deemed Confidential Information of each party and treated as such by both parties. Notwithstanding the foregoing sentence, either party may disclose in its public filings such of the terms of this Agreement as are reasonably required for such party to comply with applicable securities laws and regulations, including, without limitation, by filing an appropriately redacted copy of this Agreement in connection therewith.

6.7 Press Releases and Other Public Disclosure. Within four (4) business days following the Effective Date so as to coincide with Universal Display’s filing with the U.S. Securities and Exchange Commission of a Current Report on Form 8-K, the parties shall issue a joint press release describing the general nature of this Agreement and indicating Samsung SDI’s intention to utilize Universal Display’s Phosphorescent Materials and associated technology in Samsung SDI’s first generation OLED Display Modules intended for commercial sale. Any subsequent press release or other public announcement shall first be provided to the other party for its review and comment and the party issuing the release or disclosure shall use all reasonable efforts to incorporate any comments received as a result thereof. Upon request, either party shall provide the other with a suitable quote from a high-level official for use by it in any such press release or other public disclosure. Any press release or other public announcement describing the specific financial terms or other provisions of this Agreement shall require the other party’s prior written consent. Nothing herein shall prohibit either party from making any disclosure of this Agreement or the terms hereof to the extent required by law or regulation.

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6.8 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Article 7 Representations and Warranties; Disclaimers and Limitations of Liability

7.1 Warranties by Both Parties. Each party represents and warrants to the other that such party has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and that such performance will not violate any other agreement or understanding by which such party is bound.

7.2 Further Warranty by Universal Display. Universal Display additionally represents and warrants to Samsung SDI that Universal Display owns or has sufficient rights in the Universal Display Patents to grant the licenses granted to Samsung SDI hereunder.

7.3 Further Warranties by Samsung SDI. Samsung SDI additionally represents and warrants to Universal Display that (a) it and its Permitted Sublicensees shall not bind or purport to bind Universal Display to any affirmation, representation or warranty provided to any other person with respect to any Licensed Products they may manufacture, sell, offer for sale, import or use, or any processes they may employ in connection therewith; and (b) all Licensed Products will be sold, including to other Samsung Group companies, at a fair-market price resulting from an arms’ length transaction in accordance with the requirements of Article 23 of the Monopoly Regulation and Fair Trade Act in Korea.

7.4 Disclaimer of Additional Warranties. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, VALIDITY, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY. In particular, Universal Display makes no representations or warranties that Samsung SDI will be able to manufacture, sell or use any Licensed Products without obtaining additional license rights from third parties.

7.5 Required Disclaimer of Princeton University and USC. PRINCETON UNIVERSITY AND USC MAKE NO REPRESENTATIONS AND WARRANTIES AS TO THE PATENTABILITY AND/OR DISCOVERIES INVOLVED IN ANY OF THE UNIVERSAL DISPLAY PATENTS LICENSED HEREUNDER. PRINCETON UNIVERSITY AND USC MAKE NO REPRESENTATION AS TO PATENTS NOW HELD OR WHICH WILL BE HELD BY OTHERS IN ANY FIELD AND/OR FOR ANY PARTICULAR PURPOSE. PRINCETON UNIVERSITY AND USC MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.6 Limitation on Certain Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. The foregoing limitation shall not limit either party’s liability to the other party for: (a) any claims of bodily injury or damage to tangible property resulting from such party’s gross negligence or willful misconduct, (b) any infringement of the other party’s patents or unauthorized use of the other party’s proprietary materials or information; or (c) any breach of the provisions of Article 6 respecting the other party’s Confidential Information.

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7.7 Essential Part of the Bargain. The parties acknowledge that the disclaimers and limitations of liability set forth in this Article 7 reflect a deliberate and bargained for allocation of risks between them and are intended to be independent of any exclusive remedies available under this Agreement, including any failure of such a remedy to achieve its essential purpose.

Article 8 Term and Termination

8.1 Term. Unless otherwise extended by mutual written agreement of the parties, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until June 30, 2010, or through the date on which this Agreement is terminated as permitted hereunder, whichever occurs sooner. Unless otherwise expressly agreed in writing by the parties, all licenses granted under this Agreement shall expire immediately at the end of the Term.

8.2 Termination for Breach. Either party may terminate this Agreement on written notice to the other party if the other party materially breaches any of its obligations under this Agreement and fails to cure such breach within thirty (30) days following written notice thereof by the terminating party.

8.3 Termination for Challenge of Patents. Universal Display may terminate this Agreement immediately on written notice if Samsung SDI or any of its Affiliates asserts or assists another in asserting, before any court, patent office or other governmental agency, that any of the Universal Display Patents, or their counterpart foreign patent applications, are invalid or unenforceable.

8.4 Other Termination. Either party may terminate this Agreement on written notice to the other party if the other party permanently ceases conducting business in the normal course, becomes insolvent or is adjudicated bankrupt, makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts as they become due, permits the appointment of a receiver for its business or assets, or initiates or becomes the subject of any bankruptcy or insolvency proceedings which proceedings, if initiated involuntarily, are not dismissed with sixty (60) days thereafter.

8.5 Survival. The following provisions of this Agreement shall survive the expiration or earlier termination of this Agreement: (a) Articles 5 through 9; (b) any payment and associated reporting obligations of Samsung SDI respecting the sale or other disposition or usage of Licensed Products occurring prior to the date of such expiration or termination; and (c) any other provisions necessary to interpret the respective rights and obligations of the parties hereunder.

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Article 9 Miscellaneous

9.1 Independent Contractors. This Agreement is not intended by the parties to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business organization of any kind. Each party hereto shall act as an independent contractor and neither shall act as an agent of the other for any purpose. Neither party has the authority to assume or create any obligation, express or implied, on behalf of the other.

9.2 Force Majeure. Neither party shall be in breach of this Agreement for any failure of performance (other than a failure to pay amounts due and owing hereunder) caused by an event beyond its reasonable control and not due to its or its Affiliates’ fault or negligence. In the event that such a force majeure event occurs, the party unable to perform shall promptly notify in writing the other party of such non-performance and its expected duration. In addition, such party shall in good faith maintain such partial performance of this Agreement as is reasonably practicable, shall use all reasonable efforts to overcome the cause of nonperformance by immediately taking reasonable steps to limit or minimize the consequences of such force majeure and shall resume full performance as soon as is reasonably practicable. The end of the force majeure shall also be reported in writing.

9.3 Non-Assignment. This Agreement and the rights and obligations of the parties hereunder shall not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign or transfer this Agreement, in its entirety, to a successor in interest to all or substantially all of such party’s business or assets to which this Agreement relates, whether by merger, acquisition or otherwise. Notwithstanding the foregoing, Samsung SDI may not assign or transfer this Agreement to a third party with whom Universal Display is then-engaged in litigation or other formal adversarial or dispute resolution proceedings respecting the Universal Display Patents. Should Samsung SDI assign or transfer this Agreement, whether by merger, acquisition or otherwise, to a third party with an existing OLED display business, or should Samsung SDI acquire the existing OLED display business of any third party, the license rights granted to Samsung SDI under this Agreement shall not extend to any current or future products of such third party’s OLED display business unless otherwise expressly agreed to by Universal Display in writing. Moreover, should Universal Display have already entered into a similar license agreement with the third party at the time of such assignment, transfer or acquisition, there shall be no reduction of the payment or other obligations of Samsung SDI under this Agreement as they pertain to products of Samsung SDI’s OLED display business, or of such third party under its similar license agreement as they pertain to products of the third party’s OLED display business, unless otherwise expressly agreed to by Universal Display in writing. Nothing herein shall confer any rights upon any person other than the parties hereto and their respective successors and permitted assigns.

9.4 Non-Use of Certain Names. Samsung SDI shall not use the names of Princeton University or USC in connection with any products, promotion or advertising without the prior consent of Princeton University or USC, as applicable, except to the extent reasonably required by law. Notwithstanding the foregoing sentence, Samsung SDI may state that its license rights hereunder are derivative of rights granted by Princeton University and USC to Universal Display under the license agreement between them.

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9.5 Equitable Relief. In the event of a party’s actual or reasonably anticipated infringement of the other party’s patents, unauthorized use of the other party’s proprietary materials or information; or breach of the provisions of Article 6 respecting the other party’s Confidential Information, such other party shall be entitled to seek injunctive or other equitable relief restraining such activity without the necessity of proving actual damages or posting any bond or other security. Such relief shall be in addition to, and not in lieu of, any other remedies that may be available to the other party, at law or equity, including, without limitation, an action for the recovery of damages.

9.6 Choice of Law; Dispute Resolution. This Agreement and the relationship of the parties hereunder shall be interpreted and governed in accordance with the federal laws of the United States of America and the laws of the State of New York, U.S.A., without regard to any principles respecting conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

9.7 Notices. All notices and other communications under this Agreement shall be in writing and hand delivered or sent by facsimile or e-mail transmission with confirmation of receipt, commercial overnight courier with written verification of receipt, or certified or registered mail, postage prepaid and return receipt requested; provided, however, that all notices concerning any dispute or any alleged breach or termination of this Agreement, in whole or in part, must be sent by overnight courier or certified or registered mail. Such notices and other communications shall be effective when received if hand delivered, when sent if sent by confirmed facsimile or e-mail transmission, on the next business day of the recipient when sent by overnight courier, or five (5) business days after deposit in the mail when sent by certified or registered mail. All notices and other communications shall be directed to the parties at their respective addresses as set forth below, or to such other address(es) as either party shall provide to the other in a notice given in accordance herewith.

All Royalty Reports and any other financial notices, to:

Universal Display Corporation	Samsung SDI Co., Ltd.
375 Phillips Boulevard	17Th FL., Samsung Life Insurance Bldg.,
150 Taepyung-Ro 2-Ka, Chung-Ku
Ewing, New Jersey 08618	Seoul, 100-716, Korea
Attn: Sidney D. Rosenblatt	Attn: Heung-ju Kwon
Fax No.: (609) 671-0995	Fax No.: 82-2-727-3179
Tel No.: (609) 671-0980 x209	Tel No.: 82-2-727-3161
E-mail: rosenblatt@universaldisplay.com	E-mail: heungju.kwon@samsung.com

All other notices and communications:

[same as above]	[same as above]
Attn: Steven V. Abramson	Attn: Heung-ju Kwon
Fax No.: (609) 671-0995	Fax No.: 82-2-727-3179
Tel No.: (609) 671-0980 x207	Tel No.: 82-2-727-3161
E-mail: abramson@universaldisplay.com	E-mail: heungju.kwon@samsung.com

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9.8 No Waivers. The failure of either party on one or more occasions to assert any right hereunder, or to insist upon compliance with any term or condition herein, will not constitute a waiver of that right or excuse any subsequent nonperformance of any such term or condition, or of any other term or condition, by the other party. No waiver of any term of this Agreement shall be effective unless it is in writing and signed by an authorized representative of the party to be bound.

9.9 Severability. In view of the possibility that one or more of the provisions of this Agreement may subsequently be declared invalid or unenforceable in a particular jurisdiction by competent court or administrative tribunal, the parties hereto agree that invalidity or unenforceability of any of the provisions in a particular jurisdiction shall not in any way affect the validity or enforceability of such provisions in any other jurisdiction, or nor shall it affect the validity or enforceability of any other provisions of this Agreement unless the invalidated or unenforceable provisions comprise an integral part of, or are otherwise clearly inseparable from, such other provisions.

9.10 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parities with respect to the subject matter hereof and supersedes, cancels and annuls all prior understandings, negotiations and communications between the parties with respect thereto. No modification of or addition to this Agreement shall be effective unless it is in writing and signed by an authorized representative of each party.

9.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives:

Samsung SDI Co., Ltd.		Universal Display Corporation

By:	/s/ Eui Jin Yoo	By:	/s/ Steven V. Abramson

Name:	Eui Jin Yoo	Name:	Steven V. Abramson

Title:	Vice President	Title:	President

Date:	April 11, 2005	Date:	April 19, 2005

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Exhibit A

Universal Display Patents

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

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Exhibit B

License Fees and Royalty Rates

License Fees:	A upfront license fee of [The confidential material contained herein has been omitted and has been separately filed with the Commission.], said amount to be paid in full within thirty (30) days following the Effective Date. [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Royalty Rates:	The royalty rate shall be [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

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Exhibit C

Fully loaded Production Costs

     Fully loaded Production costs are the expenses necessary to maintain a plant, processing line or equipment in production. Production costs can be divided into three categories as follows:

•	Direct Labor

•	Direct Material

•	Overhead [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

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